UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2008

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A
125124 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 28, 2008, Vagan Abgaryan, a member of the Board of Directors (the “Board”) of CTC Media, Inc. (the “Company”), formally notified the Company that he would be resigning as a director of the Company to focus on other opportunities, effective upon the election of his replacement, as described immediately following.

(d)           On March 28, 2008, the Board elected Elena Grechina as a director to fill the vacancy created by the resignation of Vagan Abgaryan. In accordance with the terms and conditions of a stockholders’ agreement (the “Stockholders’ Agreement”) dated May 12, 2006 currently by and among the Company, MTG Russia AB, a wholly owned subsidiary of Modern Times Group MTG AB (“MTG Russia”), and Alfa CTC Holdings Limited, an affiliate of Alfa Bank (“Alfa”), three of our directors are currently designated by MTG Russia and three are designated by Alfa. MTG Russia and Alfa, two of our principal stockholders, have the exclusive right to appoint and remove their respective designees, as well as the exclusive right to fill vacancies created by the resignation of one of their respective designees. Mr. Abgaryan was previously designated to serve on the Board by Alfa. Ms. Grechina has been designated by Alfa to replace Mr. Abgaryan.  At this time, the Company does not expect to appoint Ms. Grechina to any committees of the Board.

Ms. Grechina will be entitled to cash compensation for her services on the Board under the Company’s director compensation policies.

Since 1999, Ms. Grechina has worked for Alfa Bank, where she has held various positions responsible for managing merger and acquisition transactions in the corporate finance department, as well as supervising long-term investments for Alfa Bank. Her current position at Alfa Bank is senior vice president, heading Alfa Bank’s asset management department. Prior to joining Alfa Bank, Ms. Grechina worked as a securities analyst with Alfa Asset Management, a Moscow-based private equity investment group, from 1998 to 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: March 31, 2008	By:	/S/ Boris Podolsky
		Name:	Boris Podolsky
		Title:	Chief Financial Officer